Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-108835 and 333-166788) and Form S-3 (File No. 333-166878) of our report dated February 24, 2014 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated February 24, 2014 relating to the financial statement schedules, which appears in this Form 10‑K.

/s/PricewaterhouseCoopers LLP

Indianapolis, Indiana
February 24, 2014